EXHIBIT 3.1


                           CERTIFICATE OF DESIGNATION

                                       OF

                      SERIES C CONVERTIBLE PREFERRED STOCK

                                       OF

                          SECURE COMPUTING CORPORATION


                         Pursuant to Section 151 of the
                        Delaware General Corporation Law


         Secure Computing Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that the following resolutions were duly adopted by the Board of Directors of the Corporation pursuant to the authority of the Board of Directors granted by
Section 151 of the Delaware General Corporation Law.

         RESOLVED, that pursuant to the authority granted to the Board of Directors in accordance with the provisions of the Corporation's Certificate of Incorporation, the Board of Directors hereby authorizes a series of the Corporation's previously authorized Preferred Stock, par value $0.01 per share (the "Preferred Stock"), to be issued pursuant to a Securities Purchase Agreement between the Corporation and the Purchasers named therein (the "Securities Purchase Agreement"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges and restrictions thereof as follows:


1.       DESIGNATION AND AMOUNT.

         The designation of this series, which consists of sixteen thousand (16,000) shares (the "Preferred Shares ") of Preferred Stock, is the Series C Convertible Preferred Stock (the "Series C Preferred Stock") and the face amount shall be One Thousand Dollars ($1,000) per share (subject to ratable adjustment in the event of any stock split or combination of the Series C Preferred Stock and to equitable adjustment in the event of a reclassification of the Series C Preferred Stock or other similar event)(the "Stated Value"). The date on which the Preferred Shares are issued and sold pursuant to the Securities Purchase Agreement is referred to herein as the "Issue Date".

2.       DIVIDENDS. The Series C Preferred Stock will not bear dividends.

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3.       PRIORITY.

         (a) Payment upon Dissolution.

                  (i) Upon the occurrence of (x) any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in connection therewith, commenced by the Corporation or by its creditors, as such, or relating to its assets or (y) the dissolution or other winding up of the Corporation whether total or partial, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings, or (z) any assignment for the benefit of creditors or any marshalling of the material assets or material liabilities of the Corporation (each, a "Liquidation Event"), no distribution shall be made to the holders of any shares of Junior Securities (as defined below) unless, following the payment of preferential amounts on all Senior Securities (as defined below), each Holder of Preferred Shares (each, a "Holder" and collectively, the "Holders") shall have received the Liquidation Preference (as defined below) with respect to each Preferred Share then held by such Holder. In the event that upon the occurrence of a Liquidation Event, and following the payment of preferential amounts on all Senior Securities (as defined below), the assets available for distribution to the Holders and the holders of Pari Passu Securities are insufficient to pay the Liquidation Preference with respect to all of the outstanding Preferred Shares and the preferential amounts payable to such holders, the entire assets of the Corporation shall be distributed ratably among the Preferred Shares and the shares of Pari Passu Securities in proportion to the ratio that the preferential amount payable on each such share (which shall be the Liquidation Preference in the case of a Preferred Share) bears to the aggregate preferential amount payable on all such shares.

                  (ii) The "Liquidation Preference" with respect to a Preferred Share shall mean an amount equal to the Stated Value of such Preferred Share. "Junior Securities" shall mean the Common Stock and all other capital stock or securities of the Corporation that are not Pari Passu Securities or do not have a preference over the Series C Preferred Stock in respect of redemption or distribution upon liquidation. "Pari Passu Securities" shall mean any securities ranking PARI PASSU with the Series C Preferred Stock in respect of redemption or distribution upon liquidation. "Senior Securities" shall mean any securities of the Corporation which by their terms have a preference over the Series C Preferred Stock in respect of redemption or distribution upon liquidation.

4.       CONVERSION.

         (a) Right to Convert. Each Holder shall have the right to convert, at any time on or after the one hundred and eightieth (180th) day following the Issue Date (the "Initial Conversion Date"), all or any part of the Preferred Shares held by such Holder into such number of fully paid and non-assessable shares ("Conversion Shares") of the Company's common stock, par value $0.01 per share (the "Common Stock"), as is determined in accordance with the terms hereof (a "Conversion"); provided, however, that in the event that either (i) the Corporation enters into an agreement relating to a Change of Control Transaction (as defined below), immediately upon which event the Corporation shall make a public announcement of such transaction, (ii) a material

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adverse change in the business, operations, financial condition or prospects of the Corporation since the Issue Date occurs or (iii) a Mandatory Redemption Event (as defined below) occurs, (each of (i), (ii) and (iii) being referred to herein as an "Early Conversion Event"), the Initial Conversion Date for purposes hereof shall be deemed to be the first date on which an Early Conversion Event occurs.

         (b) Conversion Notice. In order to convert Preferred Shares, a Holder shall send by facsimile transmission, at any time prior to 11:59 p.m., eastern time, on the date on which such Holder wishes to effect such Conversion (the "Conversion Date"), (i) a notice of conversion (a "Conversion Notice"), in substantially the form of Exhibit A hereto, to the Corporation and to the Corporation's transfer agent for the Common Stock (the "Transfer Agent") stating the number of Preferred Shares to be converted, the applicable Conversion Price (as defined below) and a calculation of the number of shares of Common Stock issuable upon such Conversion and (ii) a copy of the certificate or certificates representing the Preferred Shares being converted. The Holder shall thereafter send the original of the Conversion Notice and of such certificate or certificates to the Transfer Agent. The Corporation shall issue a new certificate for Preferred Shares in the event that less than all of the Preferred Shares represented by a certificate delivered to the Corporation in connection with a Conversion are converted. Except as otherwise provided herein, upon delivery of a Conversion Notice by a Holder in accordance with the terms hereof, such Holder shall, as of the applicable Conversion Date, be deemed for all purposes to be the record owner of the Common Stock to which such Conversion Notice relates. In the case of a dispute between the Corporation and a Holder as to the calculation of the Conversion Price or the number of Conversion Shares issuable upon a Conversion, the Corporation shall promptly issue to such Holder the number of Conversion Shares that are not disputed and shall submit the disputed calculations to its independent accountant within one (1) Business Day of receipt of such Holder's Conversion Notice. The Corporation shall cause such accountant to calculate the Conversion Price as provided herein and to notify the Corporation and such Holder of the results in writing no later than five (5) Business Days following the day on which it received the disputed calculations. Such accountant's calculation shall be deemed conclusive absent manifest error. The fees of any such accountant shall be borne by the party whose calculations were most at variance with those of such accountant.

         (c) Number of Conversion Shares; Conversion Price. The number of Conversion Shares to be delivered by the Corporation pursuant to a Conversion shall be determined by dividing the aggregate Stated Value of the Preferred Shares to be converted by the Conversion Price (as defined herein) in effect on the applicable Conversion Date. Subject to adjustment as provided in Section 6 below, the "Conversion Price" with respect to a Preferred Share shall be equal to the lesser of the Floating Conversion Price and the Fixed Conversion Price (each as defined below). The "Floating Conversion Price" shall mean the lesser of (A) the average Closing Bid Price (as defined below) for the Common Stock during the period of five (5) Trading Days (as defined below) occurring immediately prior to (but not including) the applicable Conversion Date and (B) the average Closing Bid Price for the Common Stock during the period of fifteen
(15) Trading Days occurring immediately prior to (but not including) the applicable Conversion Date. The "Fixed Conversion Price" shall mean one hundred and three percent (103%) of the average Closing Bid Price for the Common Stock during the period of fifteen (15)

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Trading Days occurring immediately prior to (but not including) the one hundred and eightieth (180th) day following the Issue Date.

         (d) Certain Definitions. "Trading Day" means any day on which the Common Stock is traded on the principal securities exchange or market on which the Common Stock is then traded. "Closing Bid Price" means, with respect to the Common Stock, the closing bid price for the Common Stock occurring on a given Trading Day on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg Financial Markets or, if Bloomberg Financial Markets is not then reporting such prices, by a comparable reporting service of national reputation selected by the Corporation and reasonably acceptable to holders of a majority of the then outstanding Preferred Shares (collectively, "Bloomberg") or if the foregoing does not apply, the last reported bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no bid price is reported for such security by Bloomberg, the average of the bid prices of all market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on any of the foregoing bases, the Closing Bid Price of such security shall be the fair market value as reasonably determined by an investment banking firm selected by the Holders of a majority of the then outstanding Preferred Shares and reasonably acceptable to the Corporation, with the costs of such appraisal to be borne by the Corporation. "Business Day" means any day on which the New York Stock Exchange and commercial banks located in the City of New York are open for business. "Change of Control Transaction" means the sale, conveyance or disposition of all or substantially all of the assets of the Corporation (including without limitation the sale or other conveyance of any assets or common stock or other equity securities of any of the Corporation's subsidiaries), or the effectuation of a transaction or series of related transactions, in which more than 50% of the voting power of the Corporation is disposed of, or the consolidation, merger or other business combination of the Corporation or any of its subsidiaries with or into any other entity, immediately following which the prior stockholders of the Corporation fail to own, directly or indirectly, at least fifty percent (50%) of the surviving entity.

         (e) Delivery of Common Stock Upon Conversion. Upon receipt of a Conversion Notice from a Holder pursuant to paragraph 4(b) above, the Corporation shall, no later than the close of business on the third (3rd) Business Day following the Conversion Date set forth in such Conversion Notice (the "Delivery Date"), issue and deliver or cause to be delivered to such Holder the number of Conversion Shares as shall be determined as provided herein. The Corporation shall effect delivery of Conversion Shares to a Holder by, as long as the Transfer Agent participates in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program ("FAST"), and as long as the Conversion Shares are not required to bear any restrictive legend, crediting the account of such Holder or its nominee at DTC through its Deposit Withdrawal Agent Commission system with the number of Conversion Shares required to be delivered, no later than the close of business on such Delivery Date. In the event that Transfer Agent is not a participant in FAST or if a Holder so specifies in a Conversion Notice or otherwise in writing, the Corporation shall effect delivery of Conversion Shares by delivering to the Holder or its nominee physical certificates representing such Conversion Shares, no later than the close of

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business on such Delivery Date. If any Conversion would create a fractional
Conversion Share, such fractional Conversion Share shall be disregarded and the number of Conversion Shares issuable upon such Conversion, in the aggregate, shall be the next higher number of Conversion Shares. Conversion Shares delivered to the Holder shall not contain any restrictive legend as long as (A) the resale or transfer (including without limitation a pledge) of the Conversion Shares is registered pursuant to an effective registration statement and the Holder has represented to the Corporation, in the related Conversion Notice or otherwise in writing, that such Holder has resold or transferred such Conversion Shares in accordance with the terms of the prospectus relating to such registration statement, (B) such Holder provides the Corporation with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions to the effect that such Conversion Shares can be sold publicly without registration under the Securities Act (provided that such opinion shall not be required for a sale or transfer of Conversion Shares to an affiliate of the holder), (C) such Conversion Shares can be sold pursuant to Rule 144 under the Securities Act or any successor provision ("Rule 144") and a registered broker dealer provides to the Corporation a customary broker's Rule 144 letter and such Holder delivers to the Corporation a customary seller's representation letter or (D) such Conversion Shares are eligible for resale under Rule 144(k) or any successor provision, such Conversion Shares shall be issued without any legend or other restrictive language and, with respect to Conversion Shares upon which such legend is stamped, the Company shall issue new certificates without such legend to the holder thereof upon request.

         (f) Failure to Deliver Conversion Shares.

                  (i) In the event that the Corporation fails for any reason to deliver to a Holder certificates representing the number of Conversion Shares specified in the applicable Conversion Notice on or before the Delivery Date therefor (a "Conversion Default"), and such failure continues for seven (7) Business Days following the Delivery Date, the Corporation shall pay to such Holder payments ("Conversion Default Payments") in the amount of (i) (N/365) multiplied by (ii) the aggregate Stated Value of the Preferred Share(s) represented by the Conversion Shares which remain the subject of such Conversion Default multiplied by (iii) the lower of twenty-four percent (24%) and the maximum rate permitted by applicable law (the "Default Interest Rate"), where "N" equals the number of days elapsed between the original Delivery Date for such Conversion Shares and the date on which all of the certificates representing such Conversion Shares are issued and delivered to such Holder. Amounts payable under this subparagraph (f) shall be paid to the Holder in immediately available funds on or before the fifth (5th) Business Day of the calendar month immediately following the calendar month in which such amounts have accrued.

                  (ii) In the event that a Holder has not received certificates representing the Conversion Shares by the tenth (10th) Business Day following a Conversion Default, such Holder may, upon written notice (a "Withdrawal Notice") delivered to the Corporation on such Business Day or on any Business Day thereafter (unless, prior to the delivery of such notice, such Conversion Shares are delivered to such Holder), withdraw its Conversion Notice with respect to such Conversion Shares and regain its rights as a Holder of the Preferred Shares that are the subject of such Conversion Default. In such event, the Conversion Price that would otherwise be in effect when such Preferred Shares are thereafter converted in accordance with the terms hereof

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shall be reduced by one percent (1%) for each day occurring during the period immediately following such 10th Business Day until the day on which the such Holder delivers a Withdrawal Notice to the Corporation; PROVIDED, HOWEVER, that the maximum percentage by which such Conversion Price may be reduced hereunder shall be fifty percent (50%). (For example, if such Conversion Default were to continue for five days following such 10th Business Day, such Conversion Price would be reduced by 5%; if for ten days, by 10%; and for fifty days or more, 50%, so that the number of Conversion Shares deliverable upon conversion of such Preferred Shares would be increased proportionately). Upon delivery by a Holder of a Withdrawal Notice, such Holder shall retain all of such Holder's rights and remedies with respect to the Corporation's failure to deliver such Conversion Shares (including without limitation the right to receive the cash payments specified in subparagraph 4(f)(i) above).

                  (iii) In addition to any other remedies provided herein, each Holder shall have the right to pursue actual damages for the Corporation's failure to issue and deliver Conversion Shares on the applicable Delivery Date (including, without limitation, damages relating to any purchase of shares of Common Stock by such Holder to make delivery on a sale effected in anticipation of receiving Conversion Shares upon Conversion, such damages to be in an amount equal to (A) the aggregate amount paid by such Holder for the shares of Common Stock so purchased minus (B) the aggregate Conversion Price for such Conversion Shares), and such Holder shall have the right to pursue all remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief).

         (g) Conversion at Maturity. On the date which is three (3) years following the Issue Date (the "Maturity Date"), all outstanding Preferred Shares shall be automatically converted into the number of shares of Common Stock equal to the Stated Value of such Preferred Shares divided by the Conversion Price then in effect (a "Conversion at Maturity"); PROVIDED, HOWEVER, that if, on a Maturity Date, (i) the number of shares of Common Stock authorized, unissued and unreserved for all other purposes, or held in the Corporation's treasury, is not sufficient to effect the issuance and delivery of the number of Conversion Shares into which all outstanding Preferred Shares are then convertible, (ii) the Common Stock is not [actively] traded on the Nasdaq National Market, or
(iii) a Mandatory Redemption Event (as defined herein) has occurred and is continuing, each Holder shall have the option, upon written notice to the Corporation, to regain its rights as a holder of Preferred Shares, including without limitation, the right to convert such Preferred Shares in accordance with the terms of paragraphs 4(a) through 4(f) hereof and, upon delivery of such notice, such Preferred Shares shall not be subject to a Conversion at Maturity hereunder until the thirtieth (30th) day following the later of (a) the date on which the event specified (i), (ii) or (iii) is no longer continuing and (b) the date on which the Corporation delivers to each Holder written notice to such effect, and in such event, such thirtieth day shall be deemed to be the Maturity Date for purposes of this Certificate of Designation. If a Conversion at Maturity occurs, the Corporation and each Holder shall follow the procedures for Conversion set forth in this Section 4, with the Maturity Date deemed to be the Conversion Date, except that the Holder shall not be required to send a Conversion Notice as contemplated by paragraph 4(b).

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5.       CONVERSION LIMITATIONS.

         In no event shall a Holder be permitted to convert any Preferred Shares in excess of the number of such shares, upon the Conversion of which:

         (a) the number of Conversion Shares to be issued pursuant to such Conversion, when added to the number of shares of Common Stock issued pursuant to all prior Conversions of Preferred Shares, would exceed 19.99% of the number of shares of Common Stock outstanding on the Issue Date (subject to equitable adjustments from time to time for the events described in Section 6 below) (the "Cap Amount"), except that such limitation shall not apply in the event that the Corporation obtains the approval of the holders of a majority of the shares of Common Stock for issuances of Common Stock in excess of such amount or the Holders of a majority of the number of Preferred Shares then outstanding obtain an opinion of counsel reasonably satisfactory to the Corporation and its counsel that such approval is not required. Until such approval is obtained, no purchaser of Preferred Shares pursuant to the Securities Purchase Agreement (each, a "Purchaser" and together the "Purchasers") shall be issued, upon Conversion of the Preferred Shares, Conversion Shares in an amount greater than the product of (A) the Cap Amount times (B) a fraction, the numerator of which is the number of Preferred Shares issued to such Purchaser pursuant to the Securities Purchase Agreement and the denominator of which is the aggregate amount of all of the Preferred Shares issued to the Purchasers pursuant to the Securities Purchase Agreement (the "Allocation Amount"). In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser's Preferred Shares, the transferee shall be allocated a pro rata portion of the remaining unissued shares constituting such Purchaser's Allocation Amount. In the event that any Holder shall convert all of such Holder's Preferred Shares into a number of Conversion Shares which, in the aggregate, is less than such Holder's Allocation Amount, then the difference between such Holder's Allocation Amount and the number of Conversion Shares actually issued to such Holder shall be allocated to the respective Allocation Amounts of the remaining Holders of Preferred Shares on a pro rata basis in proportion to the number of Preferred Shares then held by each such Holder. From and after the earlier to occur of (a) the one hundred and eightieth day following the Initial Issue Date and (b) an Early Conversion Date, in the event that any Holder's Allocation Amount represents one hundred and fifty percent (150%) or less of (A) the number of Conversion Shares into which the Preferred Shares then held by such Holder are convertible at the Conversion Price then in effect plus (B) the number of Conversion Shares into which such Holder has previously converted Preferred Shares, such Holder shall have the right to require the Corporation, upon written notice delivered by such Holder to the Corporation, (x) to prepare and file with the Commission, within ten (10) days after receiving such notice, a proxy statement in which the Corporation seeks the approval of its stockholders for the transactions described herein and in the Securities Purchase Agreement and Registration Rights Agreement (the "Proxy Statement"), (y) in the event that the Corporation is notified that the Commission has no comments on the Proxy Statement, to deliver the Proxy Statement to its stockholders and to hold a special meeting of stockholders for the purpose of voting on the matters described therein (a "Special Meeting") within forty five (45) days after receiving such notification and (z) in the event that the Corporation receives comments from the Commission on the Proxy Statement, to respond accurately and completely to each such comment within ten (10) days of being notified of such comment by the Commission, and to deliver the Proxy Statement to its stockholders and hold a Special Meeting

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within thirty five (35) days after receiving notification from the Commission that it has no further comments on the Proxy Statement); and

         (b) (x) the number of shares of Common Stock beneficially owned by such Holder (other than shares of Common Stock issuable upon conversion of such Preferred Shares or which would otherwise be deemed beneficially owned except for being subject to a limitation on conversion or exercise analogous to the limitation contained in this subparagraph (b)) plus (y) the number of shares of Common Stock issuable upon the Conversion of such Preferred Shares, would be equal to or exceed (z) 4.99% of the number of shares of Common Stock then issued and outstanding. As used herein, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder. To the extent that the limitation contained in this paragraph 5(b) applies, the determination of whether Preferred Shares are convertible (in relation to other securities owned by a Holder) and of which Preferred Shares are convertible shall be in the sole discretion of such Holder, and the submission of Preferred Shares for Conversion shall be deemed to be such Holder's determination that such Preferred Shares are convertible pursuant to the terms hereof, and the Corporation shall have no obligation whatsoever to verify or confirm the accuracy of such determination. This paragraph may be amended (i) in order to clarify an ambiguity or otherwise to give effect to such limitation, by the Holders of two-thirds (2/3) of the Preferred Shares then outstanding and (ii) for any other reason, with the further consent of the holders of a majority of the shares of Common Stock then outstanding. Nothing contained herein shall be deemed to restrict the right of a Holder to convert Preferred Shares at such time as the Conversion thereof will not violate the provisions of this subparagraph 5(b). The restriction contained in this subparagraph 5(b) shall not apply in the event of a Conversion at Maturity or upon the occurrence of a Mandatory Redemption Event (as defined below), in which case such restriction shall continue to apply with respect to the Preferred Shares held by the Holder or Holders who have not delivered a Mandatory Redemption Notice (as defined below) to the Corporation, and may be irrevocably amended by any Holder with respect to itself so that such limit shall be 9.99% instead of 4.99% following at least seventy five (75) days' prior written notice by such Holder to the Corporation.

6.       ADJUSTMENTS TO CONVERSION PRICE.

         (a) Adjustment to Fixed Conversion Price Due to Stock Split, Stock Dividend, Etc. If, prior to the Conversion of all of the Preferred Shares, (A) the number of outstanding shares of Common Stock is increased by a stock split, a stock dividend on the Common Stock, a reclassification of the Common Stock, the distribution to holders of Common Stock of rights or warrants entitling them to subscribe for or purchase Common Stock at less than the then current market price [(other than a sale of such rights or warrants for consideration that the Corporation's Board of Directors has determined to represent fair value for such rights or warrants)] thereof (based upon the subscription or exercise price of such rights or warrants at the time of the issuance thereof) or other similar event, the Fixed Conversion Price shall be proportionately reduced, or (B) the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares or other similar event, the Fixed Conversion Price shall be proportionately increased. In such event, the Corporation shall notify the Transfer Agent of such change on or before the effective date thereof. For purposes of this subparagraph

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(a), the market price per share of Common Stock on any date shall be the average
Closing Bid Price for the Common Stock on the five (5) consecutive Trading Days occurring immediately prior to but not including the earlier of such date and the Trading Day before the "ex" date, if any, with respect to the issuance or distribution requiring such computation. The term "'ex' date", when used with respect to any issuance or distribution, means the first Trading Day on which the Common Stock trades regular way in the market from which such average
Closing Bid Price is then to be determined without the right to receive such issuance or distribution.

         (b) Adjustment to Conversion Price During Reference Period. If, prior to the Conversion of all of the Preferred Shares, the number of outstanding shares of Common Stock is increased or decreased by a stock split, a stock dividend on the Common Stock, a combination, a reclassification of the Common Stock or other similar event, and such event takes place during the reference period for the determination of the Conversion Price for any Conversion thereof, the Conversion Price shall be calculated giving appropriate effect to the stock split, stock dividend, combination, reclassification or other similar event for all Trading Days occurring during such reference period.

         (c) Adjustment Due to Merger, Consolidation, Etc. If, prior to the Conversion of all of the Preferred Shares, there shall be any merger, consolidation, business combination, tender offer, exchange of shares, recapitalization, reorganization, redemption or other similar event, as a result of which shares of Common Stock shall be changed into or exchanged for the same or a different number of shares of the same or another class or classes of stock or securities of the Corporation or another entity (an "Exchange Transaction"), then such Holder shall (A) upon the closing of such Exchange Transaction, have the right to receive, with respect to any shares of Common Stock then held by such Holder, or which such Holder is then entitled to receive pursuant to a Conversion Notice previously delivered by such Holder, (and without regard to whether such shares contain a restrictive legend or are freely-tradeable) the same amount and type of consideration (including without limitation, stock, securities and/or other assets) and on the same terms as a holder of shares of Common Stock would be entitled to receive in connection with the consummation of such Exchange Transaction (the "Exchange Consideration"), and (B) upon the Conversion of Preferred Shares occurring on a Conversion Date subsequent to the closing of such Exchange Transaction, have the right to receive the Exchange Consideration which such Holder would have been entitled to receive in connection with such Exchange Transaction had such shares been converted immediately prior to such Exchange Transaction at the Conversion Price in effect on such Conversion Date, and in any such case appropriate provisions shall be made with respect to the rights and interests of such Holder to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Conversion Price and of the number of shares issuable upon a Conversion) shall thereafter be applicable as nearly as may be practicable in relation to any securities thereafter deliverable upon the Conversion of such Preferred Shares. The Corporation shall not effect any Exchange Transaction unless (i) it first gives to each Holder twenty (20) days prior written notice of such Exchange Transaction (an "Exchange Notice"), and makes a public announcement of such event at the same time that it gives such notice and (ii) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligations of the Corporation hereunder, including the terms of this subparagraph 6(c), and under the Securities Purchase Agreement and

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related the Registration Rights Agreement by and among the Corporation and the
Purchasers named therein (the "Registration Rights Agreement").

         (d) Distribution of Assets. If the Corporation or any of its subsidiaries shall declare or make any distribution of cash, evidences of indebtedness or other securities or assets (other than cash dividends or distributions payable out of earned surplus for the current or the immediately preceding year), or any rights to acquire any of the foregoing, to holders of Common Stock (or to a holder of the common stock of any such subsidiary), including any dividend or distribution in shares of capital stock of a subsidiary of the Corporation (collectively, a "Distribution"), each Holder shall have the right to receive, on the date such Distribution is made (the "Distribution Date"), the amount of the Distribution allocated to each share of Common Stock (or common stock of any such subsidiary) times the number of shares of Common Stock issuable upon conversion of the Preferred Shares held by such Holder on the Distribution Date, assuming for such purpose that such Preferred Shares are convertible (regardless of whether any restriction on the ability of such Holder to convert such Preferred Shares then applies) at the Conversion Price applicable on the Distribution Date.

         (e) Adjustment Due to Major Announcement. If the Corporation (i) makes a public announcement that it intends to enter into a Change of Control Transaction or (ii) any person, group or entity (including the Corporation) publicly announces a tender offer, exchange offer or other transaction to purchase 50% or more of the Common Stock (such announcement being referred to herein as a "Major Announcement" and the date on which a Major Announcement is made, the "Announcement Date"), then, in the event that a Holder seeks to convert Preferred Shares on or following the Announcement Date, the Conversion Price shall, effective upon the Announcement Date and continuing through the fifth (5th) Business Day following the earlier to occur of the consummation of the proposed transaction or tender offer, exchange offer or other transaction and the Abandonment Date (as defined below), be equal to the lower of (x) the average Closing Bid Price for the Common Stock on the five (5) Trading Days immediately preceding (but not including) the Announcement Date and (y) the Conversion Price that would otherwise be in effect on the Conversion Date for such Preferred Shares. "Abandonment Date" means with respect to any proposed transaction or tender offer, exchange offer or other transaction for which a public announcement as contemplated by this paragraph 6(e) has been made, the date upon which the Corporation (in the case of clause (i) above) or the person, group or entity (in the case of clause (ii) above) publicly announces the termination or abandonment of the proposed transaction or tender offer, exchange offer or another transaction which caused this paragraph 6(e) to become operative.

         (f) Adjustment Pursuant to Other Agreements. In addition to and without limiting in any way the adjustments provided in this Section 6, the Conversion Price shall be adjusted as may be required by the provisions of the Registration Rights Agreement.

         (g) No Fractional Shares. If any adjustment under this Section would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon Conversion shall be the next higher number of shares or, at the option of the Corporation, shall be paid in cash in an amount calculated by multiplying the amount of the fractional share times the Closing Bid Price used to calculate the Conversion Price for such Conversion.

7.       MANDATORY REDEMPTION BY HOLDER.

         (a) Mandatory Redemption. In the event that a Mandatory Redemption Event (as defined below) occurs, each Holder shall have the right to require the Corporation to redeem all or any portion of the Preferred Shares held by such Holder (a "Mandatory Redemption") at the Mandatory Redemption Price (as defined herein) in same day funds. In order to exercise its right to effect a Mandatory Redemption, a Holder must deliver a written notice (a "Mandatory Redemption Notice") to the Corporation at any time on or before the Business Day following the day on which such event is no longer continuing; PROVIDED, HOWEVER, that, in the case of subparagraph (b)(vi) below, the following procedure shall be followed in lieu thereof: (a) no sooner than twenty five (25) days nor later than twenty (20) days prior to the Corporation's good faith estimate of the consummation of a Change of Control Transaction, but not prior to the public announcement of such Change of Control Transaction, the Corporation shall deliver a written notice (a "Notice of Change of Control Transaction") to each Holder, and (b) within five (5) days of delivery by the Corporation of a Notice of Change of Control Transaction, each Holder who wishes to exercise its right to effect a Mandatory Redemption hereunder shall deliver a Mandatory Redemption Notice to the Corporation. The Mandatory Redemption Notice shall specify the effective date of such Mandatory Redemption (the "Mandatory Redemption Date") and the number of such shares to be redeemed. In the event that a Change of Control Transaction occurs and the Corporation does not deliver to a Holder a Notice of Change of Control Transaction within the time frames set forth above, such Holder may exercise its right to a Mandatory Redemption hereunder by delivering a Mandatory Redemption Notice to the Corporation (or to the surviving or successor entity) at any time on or before the twentieth (20th) Business Day following such Change of Control Transaction.

         (b) Mandatory Redemption Event. Each of the following events shall be deemed a "Mandatory Redemption Event":

         (i) the Corporation fails for any reason (including without limitation as a result of not having a sufficient number of shares of Common Stock authorized and reserved for issuance or due to the Company's failure to obtain the approval of its stockholders at a Special Meeting required to be held by the terms of paragraph 5(a) above) to issue shares of Common Stock to a Holder and deliver certificates representing such shares to such Holder as and when required by the provisions hereof upon Conversion of any Preferred Shares, and such failure continues for ten (10) Business Days;

         (ii) any material representation or warranty made by the Corporation in the Securities Purchase Agreement, the Registration Rights Agreement, the Warrants or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby is inaccurate or misleading in any material respect as of the date such representation or warranty was made;

         (iii) the Registration Statement described in the Registration Rights Agreement (the "Registration Statement") is not declared effective by the one hundred and thirty-fifth (135th) day following the earlier to occur of (a) the Filing Deadline (as defined in the Registration Rights Agreement) and (b) the date on which the Registration Statement is filed with the Commission, or if the Registration Statement has been declared effective by such date and, while the effectiveness of the Registration Statement is required to be maintained pursuant to the terms of the Registration Rights Agreement, the effectiveness of the Registration Statement lapses for any reason (including without limitation, the issuance of a stop order) or is unavailable to the Holder for the sale of Conversion Shares in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of five (5) Business Days, provided that the cause of such lapse or unavailability is not due to factors solely within the control of the Holder and provided, further, that, for purposes of this clause (iii), the Registration Statement shall not be deemed to be unavailable to a Holder during any Blackout Period (as defined in the Registration Rights Agreement);

         (iv) the Corporation undertakes any voluntary action to terminate the quotation or listing of the Common Stock on the Nasdaq National Market or on a national securities exchange;

         (v) the Corporation fails to obtain either (A) the approval of stockholders described in paragraph 5(a) above on or before the ninetieth (90th) day following the first request by a Holder pursuant to paragraph 5(a) to obtain such approval or (B) the approval of stockholders described in paragraph 4.6 of the Securities Purchase Agreement on or before the one hundred and eightieth (180th) day following the Issue Date; and

         (vi) there occurs the consolidation, merger or other business combination of the Corporation or any of its subsidiaries with or into any other entity (A) where the common stock of such other entity is not actively traded on the Nasdaq National Market or the New York Stock Exchange (it being understood that the common stock of such other entity will be deemed "actively traded" if the average daily trading volume for such common stock on the principal exchange or market on which such common stock is traded during the ninety (90) day period immediately prior to the closing date of such transaction is no less than ninety percent (90%) of the average daily trading volume for the Common Stock on the principal exchange or market on which the Common Stock is traded during such ninety day period) or (B) that is effected through a "leveraged buy-out".

         (c) Mandatory Redemption Price. The "Mandatory Redemption Price" shall be equal to the greater of (i) Stated Value of the Preferred Shares being redeemed multiplied by one hundred and twenty five percent (125%) and (ii) an amount determined by dividing the Stated Value of the Preferred Shares being redeemed by the Conversion Price in effect on the Mandatory Redemption Date and multiplying the resulting quotient by the average Closing Bid Price for the Common Stock on the five (5) Trading Days immediately preceding (but not including) the Mandatory Redemption Date.

         (d) Payment of Mandatory Redemption Price.

                  (i) The Corporation shall pay the Mandatory Redemption Price to the Holder exercising its right to redemption on the later to occur of (i) the fifth (5th) Business Day following the Mandatory Redemption Date and (ii) the date on which the Preferred Shares being redeemed are delivered by the Purchaser to the Corporation for cancellation (the "Mandatory Redemption Payment Date").

                  (ii) If Corporation fails to pay the Mandatory Redemption Price to the Holder within five (5) Business Days of the Mandatory Redemption Payment Date, the Holder shall be entitled to interest thereon, from and after the Mandatory Redemption Payment Date until the Mandatory Redemption Price has been paid in full, at an annual rate equal to the Default Interest Rate.

                  (iii) If the Corporation fails to pay the Mandatory Redemption Price within ten (10) Business Days of the Mandatory Redemption Payment Date, then the Holder shall have the right at any time, so long as the Corporation remains in default, to require the Corporation, upon written notice, to immediately issue, in lieu of the Mandatory Redemption Price, the number of shares of Common Stock of the Corporation equal to the Mandatory Redemption Price divided by the Conversion Price in effect on such Conversion Date as is specified by the Holder in writing to the Corporation, such Conversion Price to be reduced by one percent (1%) for each day beyond such 10th Business Day in which the failure to pay the Mandatory Redemption Price continues; PROVIDED, HOWEVER, that the maximum percentage by which such Conversion Price may be reduced hereunder shall be fifty percent (50%).

         (e) Modification of Mandatory Redemption Provisions. The terms of this
Section 7 shall apply to the Series C Preferred Stock until such time, if any, as such terms have been superseded, in whole or in part, by the terms of a Determination Certificate (as defined below). A "Determination Certificate" shall be a written instrument containing redemption provisions applicable to the Series C Preferred Stock (or affirming the absence of any such provisions) proposed by the Holders of a majority of the shares of Series C Preferred Stock at the time outstanding and duly adopted by the Board of Directors of the Corporation, provided that the approval of the Board of Directors shall be deemed to be given if the adopting Holders furnish the Corporation with a certificate to the effect that the Determination Certificate reflects a determination made in consultation with the Corporation's auditors that the changes contemplated thereby are necessary to qualify the Series C Preferred Stock as stockholders' equity under generally accepted accounting principles. The Corporation shall promptly give written notice of the adoption of any Determination Certificate to all holders of its Series C Preferred Stock, shall refer to the existence of any Determination Certificate in its annual financial statements and shall supply to any stockholder upon request the full text thereof. One or more Determination Certificates may be adopted pursuant to this paragraph. The contents of a Determination Certificate shall be deemed to be "facts" for purposes of Section 151 of the Delaware General Corporation Law.

8.       OPTIONAL REDEMPTION BY CORPORATION.

         (a) Optional Redemption. If during any period of twenty (20) consecutive Trading Days, the average Closing Bid Price for the Common Stock is less than $5.00, the Corporation shall have the right to redeem all of the outstanding Preferred Shares (other than those Preferred Shares with respect to which a Conversion Notice has been submitted to the Corporation prior to the Optional Redemption Date (as defined below), in which case such Preferred Shares shall be converted into Conversion Shares in accordance with this Certificate of Designation) in same day funds at the Optional Redemption Price (as defined below) (an "Optional Redemption"), to the extent permitted by applicable law and so long as the Corporation delivers to each Holder written notice thereof (an "Optional Redemption Notice") on or before 11:59 (eastern time) on the twentieth
(20th) Business Day immediately prior to the date on which such Optional Redemption is to be effected (the "Optional Redemption Date") and, at the same time that it delivers such notice, the Corporation shall confirm delivery thereof with each Holder by telephone, either personally or by voicemail message.

         (b) Optional Redemption Price. The "Optional Redemption Price" to be paid by the Corporation to a Holder in the event of an Optional Redemption shall be equal to (A) during the period of three hundred and sixty five (365) days following the Issue Date, the aggregate Stated Value of the Preferred Shares then held by such Holder times 113% and (B) at any time following such period, the aggregate Stated Value of the Preferred Shares then held by such Holder times a percentage such that such Holder shall receive an annualized return on such Preferred Shares equal to 13%.

         (c) Payment of Optional Redemption Price.

                  (i) The Corporation shall pay the Optional Redemption Price to each Holder not later than the later to occur of (A) the fifth (5th) Business Day following the Optional Redemption Date and (B) the date on which the Corporation receives from such Holder the certificates representing the Preferred Shares being redeemed (or, in the case of lost or destroyed certificates, an affidavit from such Holder to such effect).

                  (ii) If the Corporation fails to pay the Optional Redemption Price to a Holder within five (5) Business Days of the Optional Redemption Date and so long as such Holder has tendered its Preferred Shares to the Corporation, such Holder shall be entitled to interest thereon, from and after the Optional Redemption Date until the Optional Redemption Price has been paid in full, at an annual rate equal to the Default Interest Rate for the number of days elapsed from such Optional Redemption Date until such amount is paid in full.

                  (iii) If the Corporation fails to pay the Optional Redemption Price to a Holder within ten (10) Business Days of the Optional Redemption Date, each Holder may, upon written notice to the Corporation, regain its rights as a Holder of the Series C Preferred Stock and the Corporation shall return to such Holder the certificates representing the Preferred Shares that were delivered to the Corporation in connection with such Optional Redemption; in such event, the Corporation may not effect an Optional Redemption thereafter.

9.       MISCELLANEOUS.

         (a) Transfer of Preferred Shares. A Holder may sell or transfer all or any portion of the Preferred Shares to any person or entity as long as such sale or transfer is made in accordance with the terms of the Securities Purchase Agreement. From and after the date of such sale or transfer, the transferee thereof shall be deemed to be a Holder. Upon any such sale or transfer, the Corporation shall, promptly following the return of the certificate or certificates representing the Preferred Shares that are the subject of such sale or transfer, issue and deliver to such transferee a new certificate in the name of such transferee.

         (b) Notices. Except as otherwise provided herein, any notice, demand or request required or permitted to be given pursuant to the terms hereof, the form or delivery of which notice, demand or request is not otherwise specified herein, shall be in writing and shall be deemed given (i) when delivered personally or by verifiable facsimile transmission on or before 5:00 p.m., eastern time, on a Business Day or, if such day is not a Business Day, on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to an overnight courier and (iii) on the third Business Day after deposit in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed to the parties as follows:

                  IF TO THE CORPORATION:

                  Secure Computing Corporation
                  One Alamaden Boulevard
                  Suite 400
                  San Jose, California 95113

                  Attn: Chief Financial Officer
                  Tel: (408) 918-6100
                  Fax: (408) 918-6204

                  with a copy to:

                  Wilson Sonsini Goodrich & Rosati, P.C.
                  650 Page Mill Road
                  Palo Alto, California 94304-1050
                  Attn: Jeffrey D. Saper, Esq.
                  Tel:  (650) 493-9300
                  Fax:  (650) 493-6811

and if to any Holder, to such address for such Holder as shall be designated by such Holder in writing to the Corporation.

         (c) Lost or Stolen Certificate. Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of a certificate representing Preferred Shares, and (in the case of loss, theft or destruction) of indemnity reasonably satisfactory to the Corporation and the Transfer

Agent, and upon surrender and cancellation of such certificate if mutilated, the Corporation shall execute and deliver to the Holder a new certificate identical in all respects to the original certificate.

         (d) No Voting Rights. Except as provided by applicable law and paragraph 9(g) below, the Holders of the Preferred Shares shall have no voting rights with respect to the business, management or affairs of the Corporation; provided that the Corporation shall provide each Holder with prior notification of each meeting of stockholders (and copies of proxy statements and other information sent to such stockholders).

         (e) Remedies, Characterization, Other Obligations, Breaches and Injunctive Relief. The remedies provided to a Holder in this Certificate of Designation shall be cumulative and in addition to all other remedies available to such Holder under this Certificate of Designation or under any Transaction Document (as defined in the Securities Purchase Agreement), at law or in equity (including without limitation a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing contained herein shall limit such Holder's right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designation. The Corporation agrees with each Holder that there shall be no characterization concerning this instrument other than as specifically provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder hereof and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Corporation agrees, in the event of any such breach or threatened breach, each Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

         (f) Failure or Delay not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

         (g) Protective Provisions.

                  So long as any shares of Series C Preferred Stock are outstanding (except with respect to clauses (ii), (iii), (iv) and (v) below, in which case so long as at least 2,400 shares of Series C Preferred Stock are outstanding), the Corporation shall not, without first obtaining the approval of the Holders of at least two-thirds (2/3) of the then outstanding shares of Series C Preferred Stock:

                  (i) alter or change the rights, preferences or privileges of the Series C Preferred Stock or any other capital stock of the Corporation so as to affect adversely the Series C Preferred Stock;

                  (ii) create any new class or series of capital stock having a preference over or ranking pari passu with the Series C Preferred Stock as to redemption or distribution of assets upon a Liquidation Event or any other liquidation, dissolution or winding up of the Corporation;

                  (iii) increase the authorized number of shares of Preferred Stock;

                  (iv) re-issue any shares of Series C Preferred Stock which have been converted or redeemed in accordance with the terms hereof;

                  (v) issue any Pari Passu Securities or Senior Securities (other than (x) shares of Series C Preferred Stock issued pursuant to the Securities Purchase Agreement or (y) debt securities which are not convertible into or exchangeable for Common Stock or any other equity or convertible security of the Corporation); or

                  (vi) redeem, or declare, pay or make any provision for any dividend or distribution with respect to, the Common Stock or any other capital stock of the Corporation ranking junior to the Series C Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

         In the event that Holders of at least two-thirds (2/3) of the then outstanding shares of Series C Preferred Stock agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series C Preferred Stock, pursuant to the terms hereof, then the Corporation will deliver notice of such approved change to the holders of the Series C Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and the Dissenting Holders shall have the right for a period of thirty (30) days following such delivery to convert their Preferred Shares pursuant to the terms hereof as they existed prior to such alteration or change, or to continue to hold such Preferred Shares. No such change shall be effective to the extent that, by its terms, it applies to less than all of the Holders of Preferred Shares then outstanding.

                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the Corporation has executed this Certificate of Designation as of the _____ day of June, 1998.


SECURE COMPUTING CORPORATION


By:
     --------------------------------
     Name:
     Title:

                                                                       EXHIBIT A

                              NOTICE OF CONVERSION

The undersigned hereby elects to convert shares of Series C Convertible Preferred Stock (the "Preferred Stock"), represented by stock certificate No(s). ______________ (the "Preferred Stock Certificates"), into shares of common stock ("Common Stock") of Secure Computing Corporation according to the terms and conditions of the Certificate of Designation relating to the Preferred Stock (the "Certificate of Designation"), as of the date written below. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Certificate of Designation.

[ ] (check box if shares of Common Stock have been resold) The undersigned represents that the shares of Common Stock to be issued by the Company hereby have been resold or transferred by the undersigned in accordance with the provisions of the prospectus included in the Registration Statement.

                                 Date of Conversion: ___________________________

                                 Number of Shares of
                                 Preferred Stock to be Converted:  _____________

                                 Applicable Conversion Price:      _____________

                                 Number of Shares of
                                 Common Stock to be Issued:        _____________

                                 Name of Holder:     ___________________________

                                 Address:            ___________________________

                                                     ___________________________

                                                     ___________________________


                                 Signature:     ________________________________
                                                Name:
                                                Title:

Holder Requests Delivery to be made: (check one)

[ ]     By Delivery of Physical Certificates to the Above Address

[ ]     Through Depository Trust Corporation
             (Account ______________________________)